UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: February 25, 2008
(Date of earliest event reported)
EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-11718 (Commission File No.)	36-3857664 (IRS Employer Identification Number)

Two North Riverside Plaza, Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)
(312) 279-1400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
2008 Executive Bonus Plan:
     On February 25, 2008, the Compensation, Nominating and Corporate Governance Committee (the “Compensation Committee”) of the Board of Directors of Equity LifeStyle Properties, Inc. (the “Company”) approved the 2008 Executive Bonus Plan (the “Plan”). Under the Plan, the annual bonus potential was established based on certain performance targets. The total bonus potential under the Plan for each executive follows:

Name	Title	Bonus Potential

Thomas P. Heneghan	Chief Executive Officer	200% of annual salary
Joe McAdams	President	300% of annual salary*
Roger Maynard	Executive Vice President and Chief Operating Officer	150% of annual salary
Ellen Kelleher	Executive Vice President, General Counsel and Secretary	150% of annual salary
Michael Berman	Executive Vice President and Chief Financial Officer	150% of annual salary
Marguerite Nader	Senior Vice President of New Business Development	150% of annual salary

*	Pursuant to employment agreement.
     The Compensation Committee determined that payment of 50% of the bonus potential is contingent upon certain operational targets, including goals related to property operating revenues and resort revenues, occupancy, and net operating income. Certain of these goals are set for the six months ending June 30, 2008, subject to reset for the final six months of 2008. Payment of the remaining 50% of the bonus potential is at the discretion of the Compensation Committee.
     Bonus payments will be made in cash. The portion of the bonus contingent upon certain operational targets will be paid subsequent to the year ended December 31, 2008 after finalization of the Company’s results of operations and upon final approval by the Compensation Committee. The discretionary portion of the bonus will be paid out on a quarterly basis, upon final approval by the Compensation Committee.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.
By:	/s/ Michael B. Berman
Michael B. Berman
Executive Vice President and Chief Financial Officer

Date: February 28, 2008